Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            METRO CAPITAL CORPORATION

     Article I shall be revised as follows:

                                    ARTICLE I
                                      NAME

     The name of the corporation shall be:

                           American Rivers Oil Company

     This Amendment was approved by written consent of all of the directors of the Company on October 19, 1995 and by a majority of votes entitled to be cast at a Special Meeting of Shareholders of the Company held on November 27, 1995 As of November 6, 1995, the record date for the Special Meeting, the Company's only authorized class of voting securities was its Common Stock, $.01 par value, of which 6,000,000 shares were authorized and 1,599,455 shares were outstanding. 880,960 votes were indisputably represented at the Special Meeting and 1,599,455 votes were entitled to be cast. The total number of votes cast "for" the Amendment was 871,173 . The total number of votes cast "against" the Amendment was 9,787 . The total number of votes cast "for" the Amendment was sufficient for the approval of the Amendment.

     IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that the execution of this instrument is the undersigned's act and deed, that the undersigned has read these Articles of Incorporation and all attachments thereto and knows the contents thereof and the facts stated therein are true.

     Date: Nov. 29 ,1995



                                       /s/ John A. Alsko
                                      ------------------------------------------
                                      John A. Alsko, Assistant Secretary

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            METRO CAPITAL CORPORATION

     Article II shall be revised to read as follows:

                                   ARTICLE II
                                     CAPITAL

     The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 33,000,000 shares, of which 5,000,000 shares shall be shares of Preferred Stock, $.50 per share; 20,000,000 shares shall be shares of Common Stock, $.01 par value per share and 8,000,000 shares shall be shares of Class B Common Stock, $.01 par value per share.

     (a) Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, the establishment of different series of Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Wyoming Business Corporation Act by the Board of Directors.

     (b) Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

     Subject to preferential dividend rights, if any, of the holders Preferred Stock, dividends upon the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

     (c) Class B Common Stock. The holders of the Class B Common Stock shall have and possess the same rights as the holders of the Common Stock except that:
(i) the Class B Common will not be entitled to participate in any distribution of shares or assets of the Subsidiary; and (ii) each share of Class B Common will be entitled to 1.6 votes on all issues presented for vote by the shareholders. The Class B Common will be convertible on a one-for-one share basis into the Company's Common Stock commencing 36 months from the Closing. Commencing 30 months from the Closing, the Class B Common will be convertible on a one to one share basis, provided that the number of shares so converted until the date 36 months after the Closing will be limited to that number of shares of Common Stock that may be sold by an affiliate pursuant to the volume limitation provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

     The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgement as to value received in return therefor shall be conclusive and said stock, when issued, shall be fully paid and nonassessable.

     This Amendment was approved by written consent of all of the directors of the Company on October 19, 1995 and by a majority of votes entitled to be cast at a Special Meeting of Shareholders of the Company held on November 27, 1995. As of November 6, 1995, the record date for the Special Meeting, the Company's only authorized class of voting securities was its Common Stock, $.01 par value, of which 6,000,000 shares were authorized and 1,599,455 shares were outstanding. 880, 960 votes were indisputably represented at the Special Meeting and 1,599,455 votes were entitled to be cast. The total number of votes cast "for" the Amendment was 871,173 . The total number of votes cast "against" the Amendment was 9,787 . The total number of votes cast "for" the Amendment was sufficient for the approval of the Amendment.

     IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that the execution of this instrument is the undersigned's act and deed, that the undersigned has read these Articles of Incorporation and all attachments thereto and knows the contents thereof and the facts stated therein are true.

Date: November 29 1995
      -----------------


                                          /s/  John A. Alsko
                                          --------------------------------------
                                          John A. Alsko, Assistant Secretary